Exhibit 99.1

Ovid Therapeutics Reports Fourth Quarter and Full Year 2017 Financial

Results and Corporate Progress

— Enrollment Completed in Phase 2 STARS Clinical Trial in Adults and Adolescents with Angelman Syndrome; Topline Data Expected Third Quarter 2018 —

— Enrollment Ongoing in Phase 1b/2a Clinical Trial of TAK-935/OV935 in Adults with Rare Developmental and Epileptic Encephalopathies (dEE); Topline Data Expected Second Half 2018 —

— Plan to Initiate Phase 2 Clinical Trial with OV101 for the Treatment of Adolescents and Young Adults with Fragile X syndrome in 2018 —

— Ovid to Host Conference Call and Webcast Today at 5:00 p.m. EDT —

NEW YORK – March 29, 2018— Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company committed to developing medicines that transform the lives of people with rare neurological disorders, today reported financial results for the fourth quarter and full year ended December 31, 2017 and provided an overview of the company’s recent business progress.

“2017 was a year of consistent and dynamic execution at Ovid Therapeutics,” said Jeremy Levin, DPhil, MB BChir, chairman and chief executive officer of Ovid Therapeutics. “We delivered on a major corporate alliance with Takeda, secured multiple new patents, received additional regulatory designations for several of our programs, and meaningfully advanced our clinical programs. In 2018, we expect to continue this positive momentum. We anticipate topline results later this year from both the OV101 Phase 2 STARS trial in Angelman syndrome and Phase 1b/2a clinical trial of TAK-935/OV935 in developmental and epileptic encephalopathies. As we look ahead, we intend to expand the clinical development of both OV101 and TAK-935/OV935 into additional indications and age groups.”

Recent Highlights and Upcoming Milestones

OV101 for Neurodevelopmental Disorders

o	Ovid completed patient enrollment in the Phase 2 STARS clinical trial of OV101 in adults and adolescents with Angelman syndrome. The company expects topline data from the STARS trial to be available in the third quarter of 2018.

o	In November 2017, the company successfully completed a Phase 1 clinical trial to evaluate the safety, pharmacokinetics (PK) and tolerability of OV101 in adolescents diagnosed with Angelman syndrome or Fragile X syndrome, demonstrating that OV101 has a similar safety and tolerability profile in adolescents as in young adults.
o	Based on these results, Ovid expanded its Phase 2 STARS clinical trial in November 2017 to include adolescent patients.

o	Ovid plans to initiate a Phase 2 clinical trial investigating OV101 for the treatment of adolescents and young adults with Fragile X syndrome in 2018.
o	The Phase 2 multi-dose, three-arm clinical trial is expected to enroll up to 30 male patients ages 13 to 22 diagnosed with Fragile X syndrome.
o	The primary endpoint of the study will be the safety and tolerability of OV101. Secondary endpoints are expected to include an evaluation of changes in behavior during 12 weeks of treatment with OV101.

o	The U.S. Patent and Trademark Office recently granted Ovid a new patent directed to methods of treating Fragile X syndrome using OV101. The issued patent expires in 2035 without regulatory extensions.

o	OV101 was recently granted Fast Track designation by the U.S. Food and Drug Administration (FDA) for the treatment of both Angelman syndrome and Fragile X syndrome.

o	Ovid will present five poster presentations on OV101 at the American Academy of Neurology (AAN) 70th Annual Meeting, taking place from April 21-27, 2018, in Los Angeles, California.

TAK-935/OV935 for Developmental and Epileptic Encephalopathies

o	Ovid and Takeda continue to enroll patients in a Phase 1b/2a clinical trial of TAK-935/OV935 in adults with rare developmental and epileptic encephalopathies (dEE).
o	The primary endpoint of the study is to characterize the safety and tolerability of TAK-935/OV935. Secondary endpoints include evaluation of PK parameters. Exploratory endpoints include change from baseline in seizure frequency and 24-S-hydroxycholesterol (24HC) levels.
o	Data from the Phase 1b/2a trial are anticipated in the second half of 2018.

o	As part of Ovid and Takeda’s development strategy, plasma 24HC is being further assessed as a potential biomarker for TAK-935/OV935, which may inform future clinical trial designs and help clinicians individualize the use of TAK-935/OV935.

o	During the American Epilepsy Society 71st Annual Meeting, Ovid and Takeda presented new data from clinical and preclinical studies, demonstrating the potential of TAK-935/OV935 as a novel treatment for dEE.
o	Phase 1 clinical trials of OV935/TAK-935 demonstrated a tolerable safety profile and well-characterized PK profile supporting further clinical advancement.

o	The results of the clinical and preclinical studies demonstrate that there is a dose-dependent correlation between TAK-935/OV935 treatment and reduction of plasma 24HC levels.

o	The FDA has recently granted orphan drug designations for OV935/TAK-935 for the treatment of both Dravet syndrome and Lennox-Gastaut syndrome, two types of dEE.

o	Ovid and Takeda will present six poster presentations on OV935/TAK-935 at the upcoming AAN Annual Meeting.

Fourth Quarter and Full Year 2017 Financial Results

o	As of December 31, 2017, cash and cash equivalents totaled $87.1 million.

o	Research and development expenses were $6.7 million and $50.0 million for the fourth quarter and fiscal year 2017, respectively, as compared to $4.0 million and $9.6 million for the same periods in 2016. The increase was primarily due to higher clinical expenses related to the clinical studies of OV101, costs related to the Takeda collaboration for OV935/TAK-935 which included a non-cash equity charge of $25.9 million, preclinical development expenses, and an increase in headcount to support our expanded operations.

o	General and administrative expenses were $4.3 million and $15.0 million for the fourth quarter and fiscal year 2017, respectively, as compared to $3.6 million and $12.9 million for the same periods in 2016. The difference was primarily due to higher payroll and payroll-related expenses due to growth in headcount as the company expanded its operations, and an increase in costs associated with operating as a public company.

o	The company reported a net loss of $11.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.45, for the fourth quarter of 2017, as compared to a net loss of $7.6 million, or net loss per share attributable to common stockholders of $0.77, for the same period in 2016. Net loss for the year ended December 31, 2017 was $64.8 million, or net loss per share attributable to common stockholders of $3.35, compared to a net loss of $22.4 million, or net loss per share attributable to common stockholders of $2.28, for the year ended December 31, 2016.

Conference Call and Webcast Information

Ovid Therapeutics will host a live conference call and webcast today, March 29, 2018 at 5:00 p.m. Eastern Time to review the company’s financial results and provide a general business update.

The live webcast can be accessed by visiting the Investors section of the company’s website at investors.ovidrx.com. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 866-830-1640 (U.S.) or 210-874-7820 (International) to listen to the live conference call. The conference ID number for the live call is 3387007. A replay of the webcast will be available for on the company’s website for two weeks following the live conference call.

About OV101

OV101 (gaboxadol) is believed to be the only delta (d)-selective GABAA receptor agonist in development and the first investigational drug to specifically target the disruption of tonic inhibition, a central physiological process of the brain that is thought to be the underlying cause of certain neurodevelopmental disorders. OV101 has been demonstrated in laboratory studies and animal models to selectively activate the d-subunit of GABAA receptors, which are found in the extrasynaptic space (outside of the synapse), and thereby impact neuronal activity through tonic inhibition.

Ovid is developing OV101 for the treatment of Angelman syndrome and Fragile X syndrome to potentially restore tonic inhibition and relieve several of the symptoms of these disorders. In preclinical studies, it was observed that OV101 improved symptoms of Angelman syndrome and Fragile X syndrome. Gaboxadol has previously been tested in over 4,000 patients (approximately 950 patient-years of exposure) and was observed to have favorable safety and bioavailability profiles.

The FDA has granted orphan drug and Fast Track designations for OV101 for both the treatment of Angelman syndrome and Fragile X syndrome. The U.S. Patent and Trademark Office has granted Ovid patents directed to methods of treating Angelman syndrome and Fragile X syndrome using OV101. The issued patents expire in 2035 without regulatory extensions.

About TAK-935/OV935

TAK-935/OV935, which is being studied in developmental and epileptic encephalopathies, is a potent, highly-selective, first-in-class inhibitor of the enzyme cholesterol 24-hydroxylase (CH24H). CH24H is predominantly expressed in the brain, where it plays a central role in cholesterol homeostasis. CH24H converts cholesterol to 24S-hydroxycholesterol (24HC), which then exits the brain into the blood plasma circulation. Glutamate is one of the main neurotransmitters in the brain and has been shown to play a role in the initiation and spread of seizure activity. Recent literature indicates 24HC is involved in over-activation of the glutamatergic pathway through modulation of the NMDA channel, implying its potential role in central nervous system diseases such as epilepsy. To Ovid and Takeda’s knowledge, TAK-935/OV935 is the only molecule with this mechanism of action in clinical development.

TAK-935/OV935 has been tested in preclinical models to provide data to support the advancement of the drug into human clinical studies in patients suffering from rare epilepsy syndromes. A novel proprietary PET ligand, developed by Takeda and Molecular Neuroimaging, LLC (MNI), has been used to determine target enzyme occupancy of TAK-935/OV935 in the brain. In addition, the effect of TAK-935/OV935 on CH24H enzyme activity in the brain has been assessed by following measurable reductions in the plasma concentration of 24HC.

TAK-935/OV935 has completed four Phase 1 clinical studies, which have assessed tolerability and target engagement at doses believed to be therapeutically relevant. The FDA has granted orphan drug designation for TAK-935/OV935 for the treatment of both Dravet syndrome and Lennox-Gastaut syndrome. TAK-935/OV935 is being co-developed by Ovid and Takeda Pharmaceutical Company Limited.

OVID THERAPEUTICS INC.

Condensed Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Operating expenses:
Research and development	$6,713,269	$3,990,834	$49,972,102	$9,585,649
General and administrative	4,334,794	3,597,983	15,035,461	12,949,525

Total operating expenses	11,048,063	7,588,817	65,007,563	22,535,174

Loss from operations	(11,048,063)	(7,588,817)	(65,007,563)	(22,535,174)
Interest income	87,799	27,500	201,509	120,822

Net loss and comprehensive loss	$(10,960,264)	$(7,561,317)	$(64,806,054)	$(22,414,352)

Net loss attributable to common stockholders	$(10,960,264)	$(7,561,317)	$(64,806,054)	$(22,414,352)

Net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(0.77)	$(3.35)	$(2.28)

Weighted-average common shares outstanding basic and diluted	24,604,303	9,838,590	19,344,355	9,838,590

OVID THERAPEUTICS INC.

Selected Condensed Balance Sheet Data

	December 31,	December 31,
	2017	2016
Cash and cash equivalents	$87,125,600	$51,939,661
Working capital[1]	$82,566,948	$48,677,798
Total assets	$89,457,603	$53,027,887
Total stockholders’ equity	$83,436,503	$49,294,475

1Working capital defined as current assets less current liabilities

About Ovid Therapeutics

Ovid Therapeutics (NASDAQ:OVID) is a New York-based biopharmaceutical company using its BoldMedicine™ approach to develop therapies that transform the lives of patients with rare neurological disorders. Ovid’s drug candidate, OV101, is currently in development for the treatment of Angelman syndrome and Fragile X syndrome. Ovid initiated the Phase 2 STARS trial of OV101 in people with Angelman syndrome in 2017 and completed a Phase 1 trial in adolescents with Angelman syndrome or Fragile X syndrome. Ovid is also developing OV935 in collaboration with Takeda Pharmaceutical Company Limited for the treatment of epileptic encephalopathies and in 2017 initiated a Phase 1b/2a trial of OV935.

For more information on Ovid, please visit http://www.ovidrx.com/.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the development of new therapies for previously unidentified disorders, the expansion of clinical development programs into additional indications and age groups, the number of patients to be enrolled, the initiation, progress, timing, scope and results of clinical trials for Ovid’s product candidates, the timing of reporting of clinical data regarding Ovid’s product candidates, the presentation of scientific date at scientific meetings, and the company’s preclinical and clinical development plans. You can identify forward-looking statements because they contain words such as “will,” “believes” and “expects.” Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Ovid’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, under the caption “Risk Factors.” Ovid assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Investors:

Burns McClellan

Steve Klass, 212-213-0006

Sklass@burnsmc.com

Media:

W2O pure

Katie Engleman, 910-509-3977

katie@w2ogroup